Exhibit 99.1

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
SECOND QUARTER 2010 RESULTS
BETHESDA, MD (July 29, 2010) — First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region reported results for the three and six months ended June 30, 2010.
Highlights:
•	Core Funds From Operations (which exclude gains on early retirement of debt and acquisitions costs) of $11.6 million, or $0.31 per diluted share, and Funds From Operations (“FFO”) of $10.2 million, or $0.27 per diluted share.
•	Same-property net operating income increased by 3.3% on an accrual basis and 3.9% on a cash basis.
•	Executed 394,000 square feet of leases.
•	Rental rates per square foot increased 12.7% for new leases and 1.7% for renewal leases on an accrual basis.
•	Expanded unsecured revolving credit facility from $175 million to $225 million.
•	Retired $20.1 million of Exchangeable Senior Notes at a discount, resulting in a gain of $0.2 million.
•	Acquired a 129,000 square foot office building in Washington, D.C. for a contractual price of $67.8 million.
•	Acquired a 174,000 square foot office building in Fairfax County, Virginia for a contractual price of $13.7 million.
•	Sold two properties in the Maryland region for net proceeds of $11.4 million.
Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “We are very pleased with our second quarter results as our positive momentum continued in both operations and acquisitions. Our same-property NOI was up for the fifth time in six quarters, and we signed 400,000 square feet of leases, generating positive net absorption. We also completed two attractive acquisitions in the quarter, including our first purchase in Washington, D.C. The strength of our reputation, our long-standing relationships and our deep market knowledge, combined with our solid balance sheet, position First Potomac to continue executing our strategy to become one of the largest and best owners of commercial properties in the greater Washington region.”

1 of 10

A reconciliation between Core FFO and FFO for the three and six months ended June 30, 2010 and 2009 is presented below (in thousands, except per share amounts):

	Three months ended June 30,				Six months ended June 30,
	2010		2009		2010		2009
		Per		Per		Per		Per
		diluted		diluted		diluted		diluted
	Amount	share	Amount	share	Amount	share	Amount	share
Core FFO	$11,639	$0.31	$10,262	$0.37	$20,976	$0.61	$20,748	$0.74

Acquisition costs	(1,645)	(0.05)	(5)	—	(1,664)	(0.05)	(5)	—

Gains on early retirement of debt	164	0.01	1,367	0.05	164	0.01	5,706	0.21
Contingent consideration related to property acquisition	—	—	—	—	(710)	(0.02)	—	—

Impairment of real estate asset	—	—	—	—	(565)	(0.02)	—	—

FFO	$10,158	$0.27	$11,624	$0.42	$18,201	$0.53	$26,449	$0.95

Net income (loss) attributable to common shareholders	$32	$—	$1,607	$0.06	$(2,126)	$(0.07)	$6,604	$0.24

Weighted average common shares outstanding —dilutive	36,511		27,230		33,552		27,132
Weighted average common shares and units outstanding — dilutive	37,430		28,002		34,473		27,904
The decline in FFO and net income (loss) attributable to common shareholders for the three and six months ended June 30, 2010 is primarily due to the Company reporting a $1.4 million and $5.7 million gain on early retirement of debt during the three and six months ended June 30, 2009, respectively, compared with $0.2 million for the three and six months ended June 30, 2010. Further, the Company’s FFO and net income (loss) attributable to common shareholders declined due to $0.7 million of additional snow and ice removal costs, net of recoveries, incurred in the first quarter of 2010 and acquisition costs totaling $1.6 million in the second quarter of 2010. These costs were partially offset by a reduction in reserves for bad debt expense for the three and six months ended June 30, 2010 compared with the same period in 2009.
The Company’s consolidated portfolio was 86.6% leased and 84.0% occupied at June 30, 2010 compared with 86.3% leased and 84.2% occupied at March 31, 2010. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Second Quarter 2010 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Property Operations
During the second quarter of 2010, the Company executed 394,000 square feet of leases, which consisted of 155,000 square feet of new leases and 239,000 square feet of renewal leases. Rent from the majority of the new leases is expected to commence by the end of the third quarter of 2010. Significant new leases included 32,000 square feet at Ammendale Business Park, which is located in the Company’s Maryland region, 28,000 square feet at Sterling Park Business Center, which is located in the Company’s Northern Virginia region, and 34,000 square feet at Crossways Commerce Center, which is located in the Company’s Southern Virginia region. The 247,000 square feet of renewal leases in the quarter reflects a 69% retention rate.

2 of 10

Renewal leases during the quarter included 100,000 square feet at Diamond Hill Distribution Center, 20,000 square feet at Campus at Metro Park North and 19,000 square feet at Chesterfield Business Center.
Same-property net operating income (“Same-Property NOI”) increased on an accrual basis by $0.7 million, or 3.3%, for the three months ended June 30, 2010, which was primarily the result of a reduction in utility expenses and reserves for bad debt expense during the second quarter of 2010. Same-Property NOI increased 3.6% for the Company’s Maryland region, 4.0% for the Northern Virginia region and 2.4% for the Southern Virginia region for the three months ended June 30, 2010. For the six months ended June 30, 2010, the Company’s Same-Property NOI decreased $9 thousand due to a $0.6 million increase in snow and ice removal costs, net of recoveries, incurred in the first quarter of 2010.
Liquidity and Financing Activity
During the second quarter of 2010, the Company expanded its unsecured revolving credit facility from $175 million to $225 million with the addition of two new lenders. Also, the Company eliminated the 1% LIBOR floor associated with the facility’s interest rate. At June 30, 2010, LIBOR was 0.35%.
On June 7, 2010, the Company issued 880,648 common shares in exchange for $13.03 million of Exchangeable Senior Notes. On June 11, 2010, the Company retired $7.02 million of Exchangeable Senior Notes with the proceeds from a draw on its unsecured revolving credit facility. The retirement of Exchangeable Senior Notes in the second quarter resulted in a gain of $0.2 million, or approximately $0.01 per diluted share, net of deferred financing costs and discounts.
During the second quarter of 2010, the Company increased the number of common shares authorized under its controlled equity offering program by 5 million common shares. The Company did not issue any shares under this program in the second quarter, and as of June 30, 2010, the Company had 5.2 million shares available for issuance.
During the second quarter of 2010, the Company gave notice of its intent to exercise its one-year extension option on a $20 million term loan, which was scheduled to mature in August 2010. The loan will now mature in August 2011.
Balance Sheet
The Company had $613.5 million of debt outstanding at June 30, 2010. Of the total debt outstanding, $430.5 million was fixed-rate debt with a weighted average effective interest rate of 5.8% and a weighted average maturity of 4.0 years. At June 30, 2010, the Company’s variable interest rate debt consisted of borrowings of $123.0 million on its unsecured revolving credit facility and $60.0 million on two secured term loans. The Company has hedged $85.0 million of its variable-rate debt through two fixed-rate interest rate swap agreements, which expire in August 2010. The Company’s variable-rate debt had a weighted average effective interest rate of 4.4% and a weighted average maturity of 3.0 years. The Company’s interest coverage ratio was 2.2 times for the quarter ended June 30, 2010.
Acquisitions
On April 28, 2010, the Company acquired Three Flint Hill, a vacant eight-story, 174,000 square foot office building in Fairfax County, Virginia, for a contractual price of $13.7 million. The acquisition was financed with a $3.0 million draw on the Company’s unsecured revolving credit facility and available cash. Upon acquisition, the Company began re-development of the property.
On June 30, 2010, the Company acquired 500 First Street, NW, a nine-story, 129,000 square foot office building in Washington, D.C., for a contractual price of $67.8 million. The acquisition was financed with a

3 of 10

new $39.0 million mortgage loan, a $26.3 million draw on the Company’s unsecured revolving credit facility and available cash. The property is 100% leased to the U.S. Government. At acquisition, the property was in the final stage of a full-building renovation, with the renovation of the remaining 14,000 square feet expected to be completed in the fourth quarter of 2010.
During the second quarter of 2010, the Company incurred $1.6 million of due diligence and closing costs associated with the acquisitions of Three Flint Hill and 500 First Street, NW.
Dispositions
On April 23, 2010, the Company sold Deer Park, a 171,000 square foot business park property in Randallstown, Maryland, for net proceeds of $7.5 million. The property was acquired as part of a portfolio acquisition in 2004 and was located in a non-core submarket of Baltimore, Maryland. During the first quarter of 2010, the Company recorded a $0.6 million, or $0.02 per diluted share, impairment charge based on the contractual sale price.
On June 16, 2010, the Company sold 7561 Lindbergh Drive, a 36,000 square foot industrial property in Gaithersburg, Maryland, for net proceeds of $3.9 million. The Company reported a gain on the sale of $0.6 million, or $0.02 per diluted share, in its second quarter results. The building was sold to the tenant that occupied the entire building.
As of June 30, 2010, the operating results and all costs related to the disposition of the Deer Park and 7561 Lindbergh Drive properties are reflected as discontinued operations on the Company’s Consolidated Statements of Operations.
Dividends
On July 26, 2010, the Company declared a dividend of $0.20 per common share. The dividend will be paid on August 13, 2010, to common shareholders of record as of August 6, 2010.
Core FFO Guidance
The Company updated its Core FFO guidance for full-year 2010 to $1.18 to $1.22 per diluted share to reflect the Company’s year-to-date reported results, as well as the Company’s acquisition of 500 First Street, NW. Following is a summary of the assumptions that the Company used in arriving at its updated guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges
Portfolio NOI	$91,000	—	$93,000
Other Income	250	—	500

Interest Expense	33,500	—	34,500
G&A	14,500	—	15,000
FFO from unconsolidated joint ventures	400	—	500

Average Occupancy	84%	—	85%
Same Property NOI growth (accrual)	(1.0)%	—	1.0%
Snow Removal Expense, net of tenant reimbursements	$1,000	—	$1,500
Bad Debt Expense	1,500	—	2,000
Additional Acquisitions and Dispositions(1)	—		—

(1)	While the Company might complete additional acquisitions and dispositions, it has not included the effects of any additional transactions in its guidance given the uncertainty as to their amount, nature and timing. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

4 of 10

Guidance Range for 2010	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.14)	$(0.10)
Real estate depreciation and income (loss) attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	1.32	1.32

Core FFO per diluted share	$1.18	$1.22

(1)	Items excluded from Core FFO include acquisition costs, gains on early retirement of debt, contingent consideration and impairment charges incurred through June 30, 2010.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, July 30, 2010 at 9:00 a.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (877) 407-0789 or (201) 689-8562 for international participants. A replay of the conference call will be available through midnight ET on August 13, 2010, by dialing (877) 660-6853 or (201) 612-7415 for international callers, and entering account number 3055 and confirmation number, 351766 when prompted for the pass code.
A live broadcast of the conference call will be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, July 30, 2010, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
About First Potomac Realty Trust
First Potomac Realty Trust is a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region. The Company’s consolidated portfolio totals approximately 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for over 20% of the Company’s revenue.
Non-GAAP Financial Measures
Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

5 of 10

The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
Core FFO — The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges, acquisition costs and impairments to real estate assets. The Company provides a reconciliation of FFO to Core FFO.
NOI — The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.
Same-Property NOI — Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the

6 of 10

Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

7 of 10

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Rental	$27,413	$26,344	$54,740	$52,988
Tenant reimbursements and other	6,081	5,751	13,932	12,270

Total revenues	33,494	32,095	68,672	65,258

Operating expenses:
Property operating	7,058	7,847	17,228	15,975
Real estate taxes and insurance	3,240	3,168	6,612	6,426
General and administrative	3,675	2,917	7,384	5,874
Acquisition costs	1,645	5	1,664	5
Depreciation and amortization	10,488	9,909	20,463	19,855
Contingent consideration related to acquisition of property	—	—	710	—

Total operating expenses	26,106	23,846	54,061	48,135

Operating income	7,388	8,249	14,611	17,123

Other expenses (income):
Interest expense	8,061	8,113	16,921	16,439
Interest and other income	(87)	(117)	(202)	(253)
Equity in losses of affiliates	20	47	59	54
Gains on early retirement of debt	(164)	(1,367)	(164)	(5,706)

Total other expenses	7,830	6,676	16,614	10,534

(Loss) income from continuing operations	(442)	1,573	(2,003)	6,589

Discontinued operations:
(Loss) income from operations of disposed properties	(82)	79	(728)	201
Gain on sale of real estate properties	557	—	557	—

Income (loss) from discontinued operations	475	79	(171)	201

Net income (loss)	33	1,652	(2,174)	6,790

Less: Net (income) loss attributable to noncontrolling interests in the Operating Partnership	(1)	(45)	48	(186)

Net income (loss) attributable to common shareholders	$32	$1,607	$(2,126)	$6,604

Depreciation and amortization:
Real estate assets	10,488	9,909	20,463	19,855
Discontinued operations	69	96	231	196
Unconsolidated joint ventures	125	96	238	111
Consolidated joint ventures	—	(129)	—	(503)
Gain on sale of real estate properties	(557)	—	(557)	—
Net income (loss) attributable to noncontrolling interests in the Operating Partnership	1	45	(48)	186

Funds from operations (FFO)	$10,158	$11,624	$18,201	$26,449

8 of 10

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Funds from operations (FFO)	$10,158	$11,624	$18,201	$26,449

Acquisition costs	1,645	5	1,664	5
Gains on early retirement of debt	(164)	(1,367)	(164)	(5,706)
Contingent consideration related to acquisition of property	—	—	710	—
Impairment of real estate asset	—	—	565	—

Core FFO	$11,639	$10,262	$20,976	$20,748

Net income (loss) attributable to common shareholders per share — basic and diluted:
(Loss) income from continuing operations	$(0.01)	$0.06	$(0.06)	$0.23
Income (loss) from discontinued operations	0.01	—	(0.01)	0.01

Net income (loss)	$—	$0.06	$(0.07)	$0.24

Weighted average common shares outstanding — basic	36,511	27,157	33,552	27,079
Weighted average common shares outstanding — diluted	36,511	27,230	33,552	27,132

FFO per share — basic and diluted	$0.27	$0.42	$0.53	$0.95
Core FFO per share — diluted	$0.31	$0.37	$0.61	$0.74

Weighted average common shares and units outstanding — basic	37,243	27,930	34,284	27,851
Weighted average common shares and units outstanding — diluted	37,430	28,002	34,473	27,904

9 of 10

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets:
Rental property, net	$1,029,050	$987,475
Cash and cash equivalents	11,481	9,320
Escrows and reserves	10,010	9,978
Accounts and other receivables, net of allowance for doubtful accounts of $2,660 and $2,346, respectively	7,036	7,049
Accrued straight-line rents, net of allowance for doubtful accounts of $1,133 and $1,185, respectively	11,910	10,915
Investment in affiliates	3,093	1,819
Deferred costs, net	22,641	21,208
Prepaid expenses and other assets	5,795	6,625
Intangible assets, net	24,610	20,103

Total assets	$1,125,626	$1,074,492

Liabilities:
Mortgage loans	$325,879	$301,463
Exchangeable senior notes, net	29,656	48,718
Senior notes	75,000	75,000
Secured term loans	60,000	60,000
Unsecured revolving credit facility	123,000	159,900
Financing obligation	—	5,066
Accounts payable and other liabilities	19,247	16,419
Accrued interest	2,141	2,072
Rents received in advance	7,480	7,267
Tenant security deposits	4,831	5,235
Deferred market rent, net	5,031	6,008

Total liabilities	652,265	687,148

Noncontrolling interests in the Operating Partnership	10,525	9,585

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 37,947 and 30,589 shares issued and outstanding, respectively	38	31
Additional paid-in capital	617,271	517,940
Accumulated other comprehensive loss	(489)	(1,879)
Dividends in excess of accumulated earnings	(153,984)	(138,333)

Total shareholders’ equity	462,836	377,759

Total liabilities, noncontrolling interests and shareholders’ equity	$1,125,626	$1,074,492

10 of 10

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Same-Property NOI(1)
Total base rent	$26,010	$26,004	$52,091	$51,868
Tenant reimbursements and other	5,196	5,661	12,276	11,729
Property operating expenses	(6,304)	(7,406)	(15,762)	(14,944)
Real estate taxes and insurance	(3,083)	(3,129)	(6,280)	(6,319)

Same-Property NOI — accrual basis(2)	21,819	21,130	42,325	42,334

Straight-line revenue, net	98	43	(31)	(27)
Deferred market rental revenue, net	(291)	(357)	(677)	(744)

Same-Property NOI — cash basis	$21,626	$20,816	$41,617	$41,563

Change in same-property NOI — accrual basis	3.3%		0.0%
Change in same-property NOI — cash basis	3.9%		0.1%

Changes in Same-Property NOI — accrual basis
Rental revenue increase	$6		$223
Tenant reimbursements and other (decrease) increase	(465)		547
Expense decrease (increase)	1,148		(779)

	$689		$(9)

Same-property percentage of total portfolio (sf)	95.8%		95.8%

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$33,494	$32,095	$68,672	$65,258
Property operating expenses	(7,058)	(7,847)	(17,228)	(15,975)
Real estate taxes and insurance	(3,240)	(3,168)	(6,612)	(6,426)

NOI	23,196	21,080	44,832	42,857

Less: Non-same property NOI(3)	(1,377)	50	(2,507)	(523)

Same-Property NOI — accrual basis(2)	21,819	21,130	42,325	42,334

Straight-line revenue, net	98	43	(31)	(27)
Deferred market rental revenue, net	(291)	(357)	(677)	(744)

Same-Property NOI — cash basis	$21,626	$20,816	$41,617	$41,563

	Three Months		Six Months
	Ended June 30,	Percentage of	Ended June 30,	Percentage of
	2010	Base Rent	2010	Base Rent
Change in Same-Property NOI by Region
Maryland	3.6%	32%	(2.6)%	32%
Northern Virginia	4.0%	32%	2.4%	32%
Southern Virginia	2.4%	36%	0.2%	36%

Change in Same-Property NOI by Property Type(4)
Business Park	0.0%	50%	(3.1)%	50%
Industrial	7.9%	27%	4.7%	27%
Office	3.7%	23%	0.0%	23%

(1)	Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: Deer Park, 7561 Lindbergh Drive, RiversPark I and II, Cloverleaf Center, Ashburn Center, Three Flint Hill and 500 First Street, NW.

(2)	Excluding snow and ice removal costs, net of recoveries, incurred during the first quarter of 2010, same property NOI increased 1.4% for the six months ended June 30, 2010.

(3)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(4)	Does not include one retail property.

11 of 11